UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2015

MELLANOX TECHNOLOGIES, LTD.

(Exact name of registrant as specified in its charter)

Israel

(State or other jurisdiction of incorporation)

001-33299 (Commission File Number)	98-0233400 (IRS Employer Identification Number)

Beit Mellanox

Yokneam, Israel 20692

(Address of principal executive offices, including Zip Code)

+972-4-909-7200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2015, the board of directors (the “Board”) of Mellanox Technologies, Ltd. (the “Company”) appointed Shai Cohen to fill a vacancy on the Board. Mr. Cohen’s term will expire at the Company’s Annual General Meeting of Shareholders in 2016 (the “2016 Annual Meeting”), subject to reelection by the Company’s shareholders at such time.

To the extent Mr. Cohen is re-elected by the Company’s shareholders at the 2016 Annual Meeting, Mr. Cohen will receive compensation for service on the Board in accordance with the Company’s compensation program for non-employee directors. A description of the Company’s compensation program for non-employee directors is included in the section titled “Director Compensation” in the Company’s Definitive Proxy Statement for the 2015 Annual General Meeting of Shareholders filed with the Securities and Exchange Commission on March 19, 2015. Mr. Cohen will not receive compensation for service on the Board until his re-election.

In addition, on December 7, 2015, the Board approved the entry into an indemnification undertaking agreement with Mr. Cohen in the form previously approved for the Company’s directors, which provides for the indemnification of Mr. Cohen by the Company for certain financial obligations and expenses related to acts or omissions of Mr. Cohen in his capacity as a director of the Company.

The Board has not yet determined on which committee Mr. Cohen will serve.

Mr. Cohen has no relationships requiring disclosure under Item 404 of Regulation S-K and is not a party to any arrangement or understanding with any other person pursuant to which he was selected as a director.

Item 8.01                                        Other Events.

On December 8, 2015, the Company issued a press release announcing the appointment of Mr. Cohen to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit Number	Description
99.1	Press Release dated December 8, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 8, 2015	MELLANOX TECHNOLOGIES, LTD.

	By:	/s/ Jacob Shulman
	Name:	Jacob Shulman
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated December 8, 2015.